UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2009

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)
2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective August 6, 2009, Opexa Therapeutics, Inc., a company developing a novel T-cell immunotherapy for multiple sclerosis (MS), entered into an exclusive agreement with Novartis for the further development of Opexa’s novel stem cell technology.  This technology, which has generated preliminary data showing the potential to generate monocyte derived islet cells from peripheral blood mononuclear cells, was in early preclinical development at Opexa.

Under the terms of the agreement, Novartis will acquire the stem cell technology from Opexa and Novartis will have full responsibility for funding and carrying out all research, development and commercialization activities. Opexa will receive an upfront cash payment of $3 million, plus an additional $1 million as a technology transfer fee to be paid over the course of a six month period.  Total payments to Opexa, including the upfront payment, the technology transfer fee and development and commercial milestone payments, could exceed $50 million not including royalties.  Opexa is also eligible to receive royalty payments from the sale of any products resulting from the use of the technology and retains an option on certain manufacturing rights.

The foregoing description is qualified in its entirety by reference to the terms and conditions of the agreement with Novartis (which is filed as an exhibit hereto and incorporated herein by reference).

Item 1.02	Termination of a Material Definitive Agreement

As part of the agreement with Novartis, Opexa assigned the license agreement it had entered into with the University of Chicago, to Novartis.  There were no termination penalties or costs to Opexa associated with this assignment.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is to be filed as part of this 8-K:
Exhibit No.	Description

10.1++	Asset Purchase Agreement with Novartis Institutes for Biomedical Research, Inc. dated August 6, 2009

99.1	Press release issued August 7, 2009

++	Confidential Treatment has been requested with respect to portions of this Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

DATE:	August 7, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement with Novartis Institutes for Biomedical Research, Inc. dated August 6, 2009

99.1	Press release issued August 7, 2009

++	Confidential Treatment has been requested with respect to portions of this Agreement.